PROMISSORY NOTE

2 Year Term

THIS INTEREST ONLY LOAN IS PAYABLE IN FULL ON OR BEFORE MATURITY. YOU MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THIS LOAN AND UNPAID INTEREST THEN DUE. THE LENDER IS UNDER NO OBLIGATION TO REFINANCE THE LOAN AT THAT TIME. THEREFORE YOU WILL BE REQUIRED TO MAKE PAYMENT FROM OTHER ASSETS THAT YOU MAY OWN OR YOU WILL HAVE TO FIND A LENDER, WHICH MAY BE THE LENDER YOU HAVE THIS LOAN WITH, WILLING TO LEND YOU THE MONEY. IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN FINANCING FROM THE SAME LENDER.

June 2, 2023

335 Maple Ridge, Big Bear, CA 92314

[Subject Property]

1.The Borrower’s Promise to Pay. In return for a loan that the undersigned, Yevgeniy Davidzon, on behalf of Here Collection 2 LLC (the “Borrower”) has received, the Borrower promises to pay the principal sum of Four Hundred Eighty One Thousand Two Hundred Dollars and 00/100 ($481,200.00), plus interest, to the order of Steve Shay (the “Lender”). The Borrower understands that the Lender may transfer or assign this Promissory Note (the “Note”) and the Lender, or anyone who takes this Note by transfer or assignment and who is entitled to receive payment under this Note, is called the “Note Holder”.

2.Terms Defined. The following terms shall have the following meanings:

Balloon Payment means a large one-time lump sum payment due on the Maturity Date pursuant to Section 4 of this Note.

Default Rate means a rate per annum equal to the lesser of the maximum rate permitted by applicable law or Eighteen Percent (18.0000%).

Disbursement Date means the date the loan was initially disbursed.

First Payment Due Date means August 1, 2023.

Loan Servicer means the entity, if any, appointed by the Note Holder from time to time, to service the loan on behalf of the Note Holder.

Maturity Date means the earlier of July 1, 2025 or the date on which the unpaid principal sum, and any other indebtedness hereunder, becomes due and payable by acceleration or other such exercise by the Note holder under this Note or applicable law.

Payment Due Date means the First Payment Due Date and any subsequent date on which a monthly payment is due and payable pursuant to Section 4 of this Note.

Subject Property means the real property located at 335 Maple Ridge, Big Bear, CA 92314, together with all buildings and other improvements thereon and all personal property owned by the Borrower, as encumbered by and further described in the Security Instrument.

3.Interest. Interest will be charged on the unpaid principal sum until the full amount of principal has been paid. The Borrower will pay interest at an annual rate of Ten and 50/100 Percent (10.5000%). Notwithstanding the foregoing, upon the occurrence of an Event of Default, the Borrower will pay interest at the Default Rate set forth in section 2 and as further described in section 7.

Interest under this Note shall be computed on the basis of a 30 day month, and a 360 day year, and actual days elapsed. This computation results in more interest being paid than if computed on the basis of a 365 or 366 day year, provided however, the month in which this Note is made and the month in which this Note is fully repaid, as the case may be actual days elapsed.

The Borrower will pay a minimum of Forty Two Thousand One Hundred Five Dollars and 00/100 ($42,105.00) in interest. This minimum interest amount is equal to the cumulative interest scheduled to be paid to the Note Holder during the first 9 months of this Note. The Borrower and the Note Holder agree that this minimum interest amount is fair and reasonable under the terms of this Note.

4.Payments.

(A)Time and Place of Payments. Unless disbursement of the loan is made to the Borrower on the first day of the month, interest for initial odd days beginning on the Disbursement Date and ending on and including the last day of such month, shall be payable by the Borrower on or before the Disbursement Date. If the Disbursement Date is on the first day of the month, then no payment will be due from the Borrower until the First Payment Due Date. The Payment Due Date for the first monthly payment under Section 4(B) will be the First Payment Due Date. Except as provided in this Section 4(A), accrued interest will be payable in arrears.

Unless such payments are electronically drawn directly from a Borrower bank account, the Borrower will make all payments required under this Note, without notice or offset or deduction, at 21609 85th Avenue, Queens Village, NY 11427 or at a different place if required by the Note Holder. In the event any payment to the Note Holder is dishonored, for insufficient funds or any other reason, the Borrower shall pay to the Note Holder a fee of Forty Five Dollars and 00/100 ($45.00) for each such event.

The Borrower will make payments as described in this Note each and every month until the Borrower has repaid the entire principal sum, along with interest and any other sums owed under this Note. Further, the Borrower shall pay the entire principal sum, along with interest and any other sums owed under this Note by the Maturity Date stated in section 2. All monthly payments will be applied to interest before principal and any monthly payment received before the due date shall be considered received on the due date solely for the purpose of calculating interest.

(B)Amount of Fixed Monthly Payments. Beginning on the First Payment Due Date, each monthly payment will be in the amount of Four Thousand Two Hundred Ten Dollars and 50/100 ($4,210.50). This amount does not include any property taxes, insurance or other charges that the Borrower may be required to pay each month. This fixed monthly payment will not change unless adjusted by the Note Holder for the application, if any, of the Default Rate as set forth herein.

(C)Balloon Payment. On the Maturity Date, which is approximately twenty-four (24) months from now, this Note shall terminate. If on the Maturity Date amounts under this Note are still owed, the Borrower will pay those amounts in one lump sum referred to as a Balloon Payment. The Borrower understands, if only the required monthly interest payments are made (and no additional payments towards principal are made), the balloon payment will be in the amount of Four Hundred Eighty One Thousand Two Hundred Dollars and 00/100 ($481,200.00).

5.The Borrower’s Right to Prepay. Subject to the minimum interest specified in Section 3, the Borrower has the right to voluntarily make payments of principal at any time before they are due. A payment of principal only is known as a prepayment. The Borrower must notify the Note Holder in writing of any prepayment. The Note Holder will use all prepayments to reduce the amount of principal owed under this Note.

The Borrower may not designate a payment as a prepayment if the Borrower has not made all monthly payments due under the Note. Should this occur, the Note Holder may apply any such payment first to the accrued and unpaid, or minimum interest specified in Section 3, before applying the remainder to reduce the unpaid principal sum under this Note. If the Borrower makes a partial prepayment, there will be no changes in the due dates of the monthly payments.

The Borrower waives any right to prepay, in whole or in part, any portion of the outstanding principal under this Note without paying the minimum interest described herein. The Borrower therefore agrees to pay the minimum interest on the terms set forth in this Note, whether voluntarily or by reason of acceleration, including acceleration upon any sale or other transfer of any interest in the property securing this Note.

6.Loan Charges. If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such loan charges shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from the Borrower which exceeded permitted limits will be refunded. The Note Holder may choose to make this refund by reducing the principal sum owed under this Note or by making a direct payment to the Borrower. If a refund reduces principal, the reduction will be treated as a partial prepayment.

7.The Borrower’s Failure to Pay as Required and Default.

(A)Late Charge for Overdue Payments. If the Note Holder has not received the full amount of any payment by the end of fifteen (15) days after the date it is due, the Borrower will pay a late charge to the Note Holder. The amount of the late charge will be Five Percent (5.0000%) of the overdue payment. The Borrower will pay this late charge promptly but only once on each late payment.

Upon the occurrence of and during the continuance of an Event of Default, the interest rate applicable to the entire unpaid principal sum and all other indebtedness will automatically increase to the Default Rate set forth in section 2 and as further described in this section 7. Notwithstanding anything to the contrary contained in this Note, if any amount due remains past due for thirty (30) days or more, interest shall accrue from the date payment is due at the Default Rate. Further, should an Event of Default occur, with respect to two (2) or more consecutive monthly payments, and if any amount due remains past due for sixty (60) days or more, the unpaid principal sum and all other indebtedness shall bear interest at the Default Rate for the remainder of the term or until the entire unpaid principal sum and all other indebtedness has been repaid.

The Borrower acknowledges and agrees that the Eighteen Percent (18.0000%) Default Rate set forth in section 2 and as further described in this section 7 represents a fair and reasonable estimate of the risks, costs and expenses the Note Holder will incur upon the occurrence of and during the continuance of an Event of Default.

(B)Events of Default. Each of the following shall constitute an Event of Default hereunder:

(i)Any failure by the Borrower to pay or deposit the full amount of any payment when due as required under this Note.

(ii)Any failure by the Borrower to comply with any other covenant contained in this Note or in any other associated loan document(s).

(iii)Any representation, warranty, certification or statement of fact, made or deemed made, by or on behalf of the Borrower, in connection with loan received by the Borrower, which was incorrect or misleading when made, or deemed made.

(iv)Any failure by the Borrower to maintain in full force and effect all polices of insurance.

(v)Any failure by the Borrower to pay property taxes, association dues if any and all other applicable assessments when due.

(vi)Any exercise by the holder of any instrument secured against the Subject Property which, in the reasonable judgement of the Note Holder, could materially impair the lien position of the Note Holder.

(vii)The commencement of a forfeiture action or proceeding, whether civil or criminal, which, in the reasonable judgement of the Note Holder, could result in a forfeiture of the Subject Property or otherwise materially impair the lien position of the Note Holder.

(viii)Any failure by the Borrower to comply with any associated covenants, conditions and/or restrictions, land use restriction agreements or similar agreements and such failure continues beyond any applicable cure period.

(ix)The occurrence of a bankruptcy or similar type event.

(x)Any breach or default or other similar condition or event by the Borrower under any other loan, note or agreement to which the Note Holder or any affiliate of the Note Holder is also a party.

(C)Remedies and Acceleration. If any Event of Default has occurred and is continuing, the unpaid principal sum, at the option of the Note Holder, shall immediately become due and payable without any prior written Notice to the Borrower (unless applicable law requires otherwise, and in such case, after any required notice has been given). The Note Holder may exercise this option to accelerate regardless of any prior forbearance. In addition, the Note Holder shall have all rights and remedies afforded to the Note Holder hereunder, and under any other associated loan document(s), or under applicable law, including application of the Default Rate, foreclosure and/or power of sale. Each right and remedy shall be cumulative and may be exercised concurrently, independently or successively, in any order. The Note Holder shall not be required to demonstrate any actual impairment of its security or any increased risk of additional default by the Borrower in order to exercise any of its rights and remedies with respect to any Event of Default.

(D)No Waiver By Note Holder. Any waiver of any default or forbearance by the Note Holder in exercising any right and remedy under this Note, or under any associated loan document(s), or otherwise afforded by applicable law, shall not be a waiver of any other default or preclude the exercise or failure to exercise any other right and remedy. Even if, at a time when the Borrower is in default, the Note Holder does not require the Borrower to pay immediately in full as described herein, the Note Holder will still have the right to do so if the Borrower is in default at a later time.

(E)Payment of Note Holder's Costs and Expenses. The Borrower shall immediately reimburse the Note Holder for all fees and costs, including reasonable attorneys’ fees, incurred or advanced by the Note Holder for the enforcement of this Note, or the exercise of any rights and remedies hereunder whether or not any action or proceeding is filed. All such fees and costs incurred or advanced which are not immediately reimbursed shall bear interest until paid at the rate afforded by this Note.

8.Giving of Notices. Unless applicable law requires a different method, any notice that must be given to the Borrower under this Note will be given by delivering it or by mailing it by first class mail to the Borrower at 1032 E Brandon Boulevard, Suite 4488, Brandon, FL 33511 or at a different address if the Borrower gives the Note Holder written notice of a different address.

Any notice that must be given to the Note Holder under this Note will be given by delivering it or by mailing it by first class mail to the Note Holder at the address stated in Section 4(A) herein or at a different address if the Borrower is given written notice of a different address.

9.Obligations of Parties Under This Note. If more than one party signs this Note, each party is fully and personally obligated to keep all of the promises made in this Note, including the promise to pay the full amount owed. Any party who is a guarantor, surety or endorser of the Note is also obligated to do these things. Any party, who takes over these obligations, including the obligations of a guarantor, surety or endorser of this Note, is also obligated to keep all of the promises made in this Note. The Note Holder may enforce its rights and remedies under this Note against each party individually or against all such parties together. This means that any one such party may be required to pay all of the amounts owed under this Note.

10.Waivers. The Borrower and any other party who has obligations under this Note hereby waives the rights of Presentment and Notice of Dishonor. Presentment means the right to require the Note Holder to demand payment of amounts due. Notice of Dishonor means the right to require the Note Holder to give notice to other parties that amounts due have not been paid. In addition, without limiting the foregoing, the Borrower hereby waives diligence, demand, notice of non-payment, protest and notice of protest. Further, the Borrower waives the right to plead any and all statutes of limitations as a defense to this Note in each case to the full extent permitted by law. No provision of this Note, or any other associated loan document(s), may be waived or modified orally, it being expressly agreed that any such waiver or modification must be in writing and signed by the Note Holder.

11.Secured Note. This Note is a secured instrument. In addition to the protections given to the Note Holder under this Note, a Security Instrument, dated the same date as this Note, protects the Note Holder from possible losses which might result if the Borrower does not keep the promises made in this Note. That Security Instrument, in addition to this Note, describes how and under what conditions the Borrower may be required to make immediate payment in full of all amounts owed under this Note. One of those conditions is a transfer of the Subject Property (or if the Borrower is not a natural person, a transfer in the beneficial interest in the Borrower). If all or any part of the Subject Property or any interest in the Subject Property is sold or transferred (or if the Borrower is not a natural person and a beneficial interest in the Borrower is sold or transferred) without the Note Holder’s prior written consent, the Note Holder may require immediate payment in full of all sums due under this Note and the Security Instrument. However, this option shall not be exercised by the Note Holder if such exercise is prohibited by applicable law.

12.Liability and Full Payment. The Borrower is liable for all obligations under this Note. All amounts due under this Note, as amended, restated, supplemented or otherwise modified from time to time shall be paid in full without setoff, deduction or counterclaim.

13.Business Purpose and Agreement Not to Occupy. The Borrower warrants and represents to the Note Holder that the loan received under this Note and all proceeds will be solely used to acquire, refinance, and/or improve real property for investment purposes, and that no proceeds will in any event be used for a consumer, family or household purpose. The Borrower further warrants and represents to the Note Holder that neither the Borrower nor any other party hereunder will at any time during the term of this Note occupy the Subject Property and/or use, or consider the Subject Property as a principal, primary or secondary residence.

14.Final Documents and No Oral Agreements. This Note and all other associated loan documents represent the final agreement between the Borrower and the Note Holder and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement. It is further agreed by the Borrower and the Note Holder that no oral agreements exist between the parties.

15.Loan Servicer. The Note Holder may delegate any and all rights and obligations of the Note Holder under this Note to a Loan Servicer. Upon notice from the Note Holder, or from the Loan Servicer, to the Borrower, any action by the Loan Servicer on the Note Holder’s behalf shall have the same force and effect as if the Loan Servicer was the Note Holder.

16.Successors and Assigns. The Borrower may not assign or transfer its rights or obligations under this Note without the prior written consent of the Note Holder, which the Note Holder may give or refuse in its sole and absolute discretion. The terms of this Note bind the Borrower and its heirs, administrators and executors, and inures to the benefit of the Note Holder and its successors, assigns, participants, heirs, administrators and executors. The Borrower shall do anything necessary to comply with the reasonable requirements of the Note Holder or provide or cause to be provided, to the Note Holder within ten (10) days of the request, at the cost and expense of the Borrower, such further documentation or information as the Note Holder may require, in order to enable the Note Holder to consummate a secondary market transaction.

17.Time is of the Essence. The Borrower agrees that, with respect to each and every obligation and covenant contained in this Note, time is of the essence.

Witness the hand and seal of the undersigned this  day of June, 2023.

Here Collection 2 LLC

/s/ Yevgeniy Davidzon
Yevgeniy Davidzon, Authorized Signer